Exhibit 4.1
Execution Version
AMENDMENT NO. 4 TO LOAN GUARANTEE AGREEMENT
This Amendment No. 4 to Loan Guarantee Agreement, dated as of December 8, 2017 (this “Agreement”), is between Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia (the “Borrower”), and the U.S. Department of Energy, an agency of the United States of America, acting by and through the Secretary of Energy (or appropriate authorized representative thereof) (“DOE”).
WHEREAS, the Borrower and DOE have entered into that certain Loan Guarantee Agreement, dated as of February 20, 2014 (such agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Loan Guarantee Agreement”);
WHEREAS, the Borrower and DOE have entered into that certain Amendment No. 1 to Loan Guarantee Agreement, dated as of June 4, 2015;
WHEREAS, the Borrower and DOE have entered into that certain Amendment No. 2 to Loan Guarantee Agreement, dated as of March 1, 2016;
WHEREAS, the Borrower and DOE have entered into that certain Amendment No. 3 to Loan Guarantee Agreement, dated as of July 27, 2017;
WHEREAS, pursuant to the Settlement Agreement dated as of June 9, 2017 (the “Toshiba Settlement Agreement”), by and among the Borrower, Oglethorpe Power Corporation (An Electric Membership Corporation), Municipal Electric Authority of Georgia, The City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners (together, the “Vogtle Owners”), and Toshiba Corporation (“Toshiba”), Toshiba has acknowledged the amount of its obligation under the Guaranty Agreement, dated as of April 8, 2008, by Toshiba in favor of the Borrower, acting for itself and as agent for the Vogtle Owners (the “Toshiba Guarantee”) is $3.68 billion (the “Guarantee Obligations”) and that the Guarantee Obligations exist regardless of whether Plant Vogtle Units 3 and 4 are completed;
WHEREAS, the Toshiba Settlement Agreement provides for a schedule of payments for the Guarantee Obligations, beginning in October 2017 and continuing through January 2021;
WHEREAS, pursuant to that certain consent and waiver dated as of December 8, 2017 (the “Consent”), DOE, among other things: (i) consented to the Borrower’s entry into that certain Amendment No. 1 to Settlement Agreement, dated as of December 8, 2017 (the “Settlement Agreement Amendment”), among the Borrower, the other Vogtle Owners, the MEAG SPVs and Toshiba, pursuant to which (i) the remaining payment obligations of Toshiba under the Toshiba Settlement Agreement that were scheduled to occur after December 1, 2017 (the “Remaining Scheduled Payments”) would become due and payable in full on December 15, 2017, and (ii) effective upon payment of the Remaining Scheduled Payments by Toshiba and receipt of such payment by Georgia Power, for the benefit of itself and the other Vogtle Owners and the MEAG SPVs (A) if (x) such payment and receipt occurs on or before December 15, 2017 and (y) on the date of such payment and receipt, Toshiba delivers to Georgia Power, for the benefit of itself and the other Vogtle Owners and the MEAG SPVs, the written certificate required by Section 2.6 of the Toshiba Settlement Agreement, as amended by the Settlement Agreement Amendment (the “Certificate”), Toshiba would be deemed to be the owner of all right, title and interest to the WEC Claims (as defined in the Settlement Agreement Amendment) and would be entitled to identify itself as the owner of such claims on the records of Westinghouse, WECTEC Global Project Services Inc., their respective affiliates and the bankruptcy court in the Bankruptcy Case, and (B) the Letters of Credit (as defined in the Toshiba Settlement Agreement) would be surrendered to Toshiba or the issuers of or advising banks for such Letters of Credit; (ii) directed the Collateral Agent to execute and deliver the quitclaim deed for partial release of collateral, dated as of the date hereof, and the UCC-3 statements attached thereto in order to release and discharge the WEC Claims from all Liens imposed by, including the security title, security interests and liens under, the Security Documents; (iii) consented to the termination of (A) the Consent to Assignment, dated as of February 20, 2014, among Toshiba, the Borrower and the Collateral Agent (the “Toshiba Guarantee Direct Agreement”), and (B) the Consent to Assignment, dated as of July 27, 2017, among Toshiba, the Borrower and the Collateral Agent (the “Toshiba Settlement Direct Agreement” and, collectively with the Toshiba Guarantee Direct Agreement, the “Toshiba Direct Agreements”); and (iv) directed the Collateral Agent to execute and deliver the Agreement to Terminate Toshiba Direct Agreements, dated as of December 8, 2017, among the Borrower, Toshiba and the Collateral Agent (the “Direct Agreement Termination Agreement”); and
WHEREAS, the Borrower and DOE desire to amend the Loan Guarantee Agreement as provided below.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.	Definitions.
Capitalized terms used and not defined in this Agreement have the meanings provided in the Loan Guarantee Agreement. Unless otherwise indicated, all section references are to the Loan Guarantee Agreement. “Effective Time” shall have the meaning set forth in the Consent.

Section 2.	Amendments.
a.    The Borrower and DOE by their respective signatures below hereby agree that from and after the Effective Time, (i) each of the Toshiba Guarantee and the Toshiba Settlement Agreement shall no longer be considered an “Operating Document”, a “Principal Project Document”, a “Project Document” or a “Transaction Document” (except with respect to Section 5.8(a) and Section 10.10 of the Loan Guarantee Agreement); (ii) each of the Toshiba Direct Agreements shall no longer be considered a “Direct Agreement”, a “Loan Document” or a “Transaction Document”; and (iii) any letter of credit delivered by Westinghouse pursuant to the

EPC Contract shall no longer be considered an “Additional Project Document” or a “Project Document.”
b.    The Borrower and DOE by their respective signatures below hereby agree that from and after the Effective Time, Sections 5.24(i), 6.11(d), 6.11(j) and 6.11(k) of the Loan Guarantee Agreement shall be amended to remove the references to “Toshiba Corporation.”
c.    The Borrower and DOE by their respective signatures below hereby agree that from and after the Effective Time, Section 7.4(d) of the Loan Guarantee Agreement shall be amended in its entirety as follows:
“(d)    RESERVED.”
d.    The Borrower and DOE by their respective signatures below hereby agree that from and after the Effective Time, Section 7.12(a)(iii) of the Loan Guarantee Agreement shall be amended in its entirety as follows:
“(iii)    RESERVED.”

Section 3.	Representations and Warranties of the Borrower.
The Borrower by its signature below hereby represents and warrants, as of the date hereof, that:
a.    it is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to execute, deliver, perform and observe the terms and conditions of this Agreement;
b.    this Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to Bankruptcy Laws and general principles of equity, regardless of whether enforcement is considered in a proceeding at law or in equity; and
c.    the Borrower has duly authorized, executed and delivered this Agreement, and neither its execution and delivery hereof nor its consummation of the transactions contemplated hereby nor its compliance with the terms hereof (i) contravenes its Organizational Documents, (ii) contravenes any Governmental Rules where such contravention would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (iii) contravenes or results in any breach or constitutes any default under any Governmental Judgment, where such contravention, breach or default would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (iv) contravenes or results in any breach or constitutes any default under any agreement or instrument to which it is a party or by which it or any of its revenues, properties or assets may be bound, except where such contravention, breach or default would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the

Project to be completed, (v) results in or requires the creation of any Lien upon any of its revenues, properties or assets, or (vi) requires the consent or approval of any Person which has not been obtained.

Section 4.	Miscellaneous.
a.    This Agreement is a Loan Document. The Loan Guarantee Agreement, as amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified.
b.    This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal law of the United States of America. To the extent that Federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law)) shall be adopted as the governing Federal rule of decision.
c.    This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
d.    Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of page intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers or representatives as of the day and year first above written.

U.S. DEPARTMENT OF ENERGY, as Guarantor
By:	/s/Robert C. Marcum
Name: Robert C. Marcum
Title: Director Portfolio Management Division

[Amendment No. 4 to Loan Guarantee Agreement - Signature Page]

GEORGIA POWER COMPANY, as Borrower
By:	/s/Meredith M. Lackey
Name: Meredith M. Lackey
Senior Vice President, General Counsel & Corporate Secretary

[Amendment No. 4 to Loan Guarantee Agreement - Signature Page]